Exhibit 10.19

SPRINKLR, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Sprinklr, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for Board service upon and following the date of the underwriting agreement between the Company and the underwriters managing the initial public offering (the “IPO”) of the Company’s Class A common stock (“Class A Common Stock”), pursuant to which the Class A Common Stock is priced for the IPO (the “Effective Date”).

An Eligible Director may decline all or any portion of their compensation by giving notice to the Company prior to the date equity awards are to be granted subject to compliance with applicable tax laws. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2021 Equity Incentive Plan (the “Plan”), subject to the approval of the Plan by the Company’s stockholders.

1.

Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a restricted stock unit award (“RSU Award”) with a grant-date value of $235,000 (the “Initial Grant”), calculated in accordance with Section 5 below. The Initial Grant will vest in full on the first anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan) prior to termination of such Eligible Director’s Continuous Service.

2.

Annual Grants: On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting (excluding any Eligible Director who is first appointed or elected to the Board at such meeting) will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted an RSU Award with a grant-date value of $235,000 (the “Annual Grant”), calculated in accordance with Section 5 below. The Annual Grant will vest in full on the earlier of (x) the first anniversary of the date of grant or (y) the day prior to the date of the Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service through such vesting date, and will vest in full upon a Change in Control prior to termination of such Eligible Director’s Continuous Service. With respect to an Eligible Director who, following the Effective Date, was first elected or appointed

1.

to the Board on a date other than the date of the Company’s annual stockholder meeting, upon the Company’s first annual stockholder meeting following such Eligible Director’s first joining the Board, such Eligible Director’s first Annual Grant will be prorated to reflect the time between such Eligible Director’s election or appointment date and the date of such first annual stockholder meeting.

3.

Leadership Grants: On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who will serve in the leadership position(s) indicated below following such stockholder meeting will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted an RSU Award with a grant-date value as indicated below (each, a “Leadership Grant”), calculated in accordance with Section 5 below. Each Leadership Grant will vest in full on the earlier of (x) the first anniversary of the date of grant or (y) the day prior to the date of the Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service through such vesting date as Lead Independent Director or of the Audit, Compensation or Nominating and Corporate Governance Committee of the Board, as applicable, and will vest in full upon a Change in Control prior to termination of such Eligible Director’s Continuous Service as Chair of the Board or of the Audit, Compensation or Nominating and Corporate Governance Committee of the Board, as applicable and will vest in full upon a Change in Control.

a.	Lead Independent Director:	$100,000
b.	Audit Committee Chair:	$20,000
c.	Compensation Committee Chair:	$14,000
d.	Nominating and Corporate Governance Committee Chair:	$8,000

4.

Initial Public Offering Grants: Each Eligible Director who is serving as a non-employee member of the Board on the Effective Date will automatically, and without further action by the Board or the Compensation Committee of the Board, receive on the closing of the IPO, (a) an Annual Grant and (b) if applicable, a Leadership Grant. Each such award will vest and otherwise be subject to the same terms and conditions as described above with respect to Annual Grants and Leadership Grants.

5.

Calculation of RSU Award: The number of shares of Class A Common Stock subject to each RSU Award described in Sections 1-3 above shall be determined based on the Fair Market Value (as defined in the Plan) per share on the grant date (i.e., the stated value of each RSU Award will be divided by the Fair Market Value per share on the grant date), rounded down to the nearest whole share.

The number of shares of Class A Common Stock subject to each RSU Award described in Section 4 above will be determined by dividing the stated value of each RSU Award by the midpoint of the initial public offering range for the IPO, rounded down to the nearest whole share.

2.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan or any limitations contained in any successor plan.

Expenses

The Company will reimburse each Eligible Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

3.